EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com, 717-718-2953
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS

York, Pennsylvania, August 2, 2019:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2019.

President Hines reported that second quarter operating revenues of $13,048,000 increased $1,022,000 and net income of $3,717,000 increased $412,000 compared to the second quarter of 2018.  Earnings per share of $0.28 for the three-month period increased $0.02 compared to the same period last year.  Increased revenues were primarily due to an increase in rates effective March 1, 2019 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  DSIC is a Pennsylvania Public Utility Commission (PPUC) allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the water customer base also added to revenues.  A decrease in per capita consumption reduced the impact of the new customers.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes increased due to lower deductions from the IRS tangible property regulations and higher state income taxes.

President Hines also reported that the first six months operating revenues of $24,879,000 increased $1,209,000 and net income of $6,530,000 increased $631,000 compared to the first six months of 2018.  Increased revenues resulted primarily from the March 1, 2019 rate increase and growth in the water customer base partially offset by lower DSIC after its reset to zero and a decrease in per capita consumption.  The increased revenue was partially offset by higher operation and maintenance expenses, depreciation, and higher income taxes due to lower deductions from the IRS tangible property regulations and higher state income taxes.  Earnings per share of $0.50 for the six-month period increased $0.04 compared to the same period last year.

During the first six months of 2019, the Company invested $8.0 million in construction expenditures for dam improvements as well as various replacements and improvements to infrastructure.  The Company estimates it will invest an additional $9.5 million in 2019, excluding acquisitions, for additional main extensions, dam and spillway improvements, expansion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2019	2018	2019	2018
Operating Revenues	$13,048	$12,026	$24,879	$23,670
Net Income	$3,717	$3,305	$6,530	$5,899
Average Number of Common Shares Outstanding	12,956	12,896	12,949	12,886
Basic and Diluted Earnings Per Common Share	$0.28	$0.26	$0.50	$0.46
Dividends Declared Per Common Share	$0.1733	$0.1666	$0.3466	$0.3332

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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